Exhibit 5.1

September 15, 2023

Agilysys, Inc.

3655 Brookside Parkway, Suite 300

Alpharetta, Georgia 30022

Re: Agilysys, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Agilysys, Inc., a Delaware corporation (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement"), being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,735,457 shares of common stock of the Company, without par value (the "Conversion Shares") issuable upon conversion of the Company's 5.25% Series A Convertible Preferred Stock (the "Preferred Shares") issued to MAK Capital One L.L.C., a Delaware limited liability company (the "Selling Stockholder"), pursuant to that certain Investment Agreement dated as of May 11, 2020 (the "Investment Agreement"), between the Company and the Selling Stockholder. We note that the resale of the Common Shares was previously registered on a Registration Statement on Form S-3 (Registration No. 333-248273) that was declared effective by the Commission on September 14, 2020 (the "Prior Registration Statement").

In connection herewith, we have examined the Registration Statement, the Prior Registration Statement, the Investment Agreement and the Certificate of Designation of 5.25% Series A Convertible Preferred Stock of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, and the Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that the Conversion Shares have been duly authorized for issuance pursuant to Delaware law, and upon the issuance and delivery of the Conversion Shares pursuant to the exercise, conversion and exchange of the Preferred Shares, the Conversion Shares will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We understand that the initial authorization and issuance of the Preferred Shares and the initial authorization of the Conversion Shares were approved pursuant to Ohio law prior to the Company's reincorporation from the State of Ohio to the State of Delaware. We are not admitted to practice in the State of Ohio and did not advise the Company on any Ohio law matters relating to the original issuance of the Preferred Shares or the reincorporation. With your permission, we express no opinion or belief, and we are not passing on and do not assume responsibility for, any Ohio law matters concerning the Company, the Preferred Shares or the Conversion Shares, and in connection with such matters we have relied, with their permission and without further verification, upon the opinion letters of Thompson Hine LLP, counsel to the Company, dated August 24, 2020 (filed as Exhibit 5.1 to the Prior Registration Statement) and September 15, 2023 (filed as Exhibit 5.2 to the Registration Statement).We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Additional Conversion Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP